Exhibit 99.1

Investor Contact: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie.reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES, INC. ADDRESSES BASELESS ALLEGATIONS IN
MEDIA COVERAGE

CHATTANOOGA, Tenn. (May 25, 2016) - CBL & Associates Properties, Inc. (NYSE:CBL) today issued the following statement in response to baseless allegations in media coverage.

“Tuesday night’s story referencing our company in The Wall Street Journal included serious allegations from unnamed sources. We believe these allegations to be completely baseless and take very seriously any questions regarding our accounting and financial practices.  We strongly deny and will seek to understand the origin of these allegations. As we told the reporter - who contacted our company for the first time on Tuesday regarding this matter - neither the company nor its executives have been contacted by the FBI, the SEC or any regulatory agency regarding our company’s accounting or financial practices. At all times, our company operates with the utmost integrity and holds itself to the highest ethical standards. We have stringent policies and procedures in place to ensure all of our accounting and financial processes and reporting comply with applicable laws, rules and regulations.”

About CBL & Associates Properties, Inc.
Headquartered in Chattanooga, TN, CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 145 properties, including 91 regional malls/open-air centers. The properties are located in 31 states and total 84.9 million square feet including 8.0 million square feet of non-owned shopping centers managed for third parties. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.

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